 NEWS RELEASE

For Immediate Release
August 31, 2009

Canwest completes sale of CHCH and CJNT conventional television stations

WINNIPEG – In accordance with previous news releases, Canwest Global Communications Corp announced that its subsidiary, Canwest Television Limited Partnership, has completed the sale of its broadcast television stations CHCH-TV in Hamilton and CJNT-TV in Montreal to an affiliated company of television broadcaster Channel Zero Inc.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, and web sites in Canada, New Zealand, Australia, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com